Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended September 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/24/2000	$77,019	Delaware Funding Corp	5.88%	04/25/2000
04/24/2000	27,374	Old Line Funding Corp	5.89	04/25/2000
04/27/2000	449,794	Atlantis One Funding	5.87	05/01/2000
04/27/2000	22,650	Enterprise Funding CP	6.07	05/01/2000
04/28/2000	112,011	Ford Motor Credit Co.	6.01	05/04/2000
05/01/2000	123,408	Fleet Funding Corp	5.95	05/02/2000
05/02/2000	100,000	Britishtelecommunication	5.73	05/12/2000
05/02/2000	50,000	Britishtelecommunication	6.73	05/16/2000
05/08/2000	250,000	Asset Securitization	5.90	05/10/2000
05/08/2000	177,965	Atlantis One Funding	5.89	05/09/2000
05/09/2000	200,000	Asset Securitization	5.90	05/09/2000
05/10/2000	115,000	Asset Securitization	5.90	05/12/2000
05/17/2000	21,638	Delaware Funding Corp	5.95	05/24/2000
05/19/2000	30,000	Proctor & Gamble	6.40	06/20/2000
05/23/2000	45,000	Delaware Funding Corp	5.95	05/25/2000
06/19/2000	72,950	American Express Cr. Cor	6.37	06/22/2000
06/21/2000	100,000	American Express Cr. Cor	6.37	06/23/2000
07/14/2000	20,312	Tulip Funding Corp	6.59	07/17/2000

Last Updated on 11/28/2000
By Win95 User